Exhibit 5 Opinion re Legality

May 8, 2007

Northeast Utilities

107 Selden Street

Berlin, Connecticut 06037

Dear Sirs:

I am Assistant General Counsel of Northeast Utilities Service Company, a service company subsidiary of Northeast Utilities (the “Company”), and have acted as counsel to the Company in connection with the registration of 4,500,000 of its common shares, $5.00 par value per share (the “Shares”).

Concurrently with my delivery of this letter, the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-8, relating to the offering and sale of the Shares under the Northeast Utilities Incentive Plan (the “Plan”).  For purposes of the opinions I express below, I have examined among other agreements, instruments and documents, the Registration Statement and its exhibits, the Company’s Declaration of Trust, and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

1.

The Company is a voluntary association validly existing under the laws of the Commonwealth of Massachusetts, and has the power, corporate or otherwise, to conduct its business as now conducted and to issue the Shares.

2.

The Shares have been duly and validly authorized and reserved for issuance, and that the Shares, assuming due authorization by the Compensation Committee of the Company's Board of Trustees (or its delegate) of Grants (as defined in the Plan) pursuant to the Plan, and the due issuance, sale and delivery of the Shares underlying such Grants to the purchaser, purchasers, grantee or grantees thereof in accordance with the terms of the Plan and receipt of the consideration therefor by the Company, will have been legally issued and will be fully paid and non-assessable.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the Commonwealth of Massachusetts, and to the facts as they exist on the date hereof. I am not admitted to practice law in the Commonwealth of Massachusetts, but I am generally familiar with the laws of such Commonwealth and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the State of New York, the Commonwealth of Massachusetts and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to our attention after the date hereof.   My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Plan.

This opinion is furnished only to you in connection with the issuance of the Shares and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent (including by any person that acquires Shares from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 8, 2007, which is incorporated by reference in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Jeffrey C. Miller